News Release

Patrick Industries, Inc. Reports Second Quarter 2023 Financial Results
Second Quarter 2023 Highlights (compared to Second Quarter 2022 unless otherwise noted)
•Net sales of $921 million decreased 38%, primarily due to a 44% reduction in RV industry wholesale unit shipments
•Gross profit of $210 million decreased 36%, gross margin increased 60 basis points to 22.8%
•Operating income of $76 million decreased 57%, operating margin decreased 360 basis points to 8.2%
•Net income of $42 million decreased 64%
•Diluted earnings per share of $1.94 decreased 59%
•Adjusted EBITDA of $114 million decreased 46%, adjusted EBITDA margin decreased 200 basis points to 12.4%
•Inventory reduction of $113 million from year-end 2022 and $184 million from the second quarter of 2022
•Cash provided by operations of $179 million improved compared to cash provided by operations of $97 million in the second quarter of 2022
•On a trailing twelve-month basis, free cash flow through the second quarter of 2023 was $444 million, an increase of 169% compared to $165 million through the second quarter of 2022
•Returned $18 million to shareholders in the quarter, including $8 million through common share repurchases and $10 million through dividends

ELKHART, IN - July 27, 2023 - Patrick Industries, Inc. (NASDAQ: PATK) ("Patrick" or the "Company"), a leading component solutions provider for the Leisure Lifestyle and Housing markets, today reported financial results for the second quarter ended July 2, 2023.

Net sales in the second quarter of 2023 were $921 million, a decrease of 38% from a record $1.48 billion in the second quarter of 2022. The decline in sales was primarily driven by a 44% decrease in RV wholesale unit shipments. In addition, sales were negatively impacted by 30% and 11% declines in estimated wholesale manufactured housing unit shipments and residential housing starts, respectively, as a result of macroeconomic factors including higher interest rates.

Operating income of $76 million in the second quarter of 2023 decreased $98 million from $174 million in the second quarter of 2022, and operating margin of 8.2% in the second quarter of 2023 decreased 360 basis points compared to 11.8% in the same period a year ago, primarily as a result of lower fixed cost absorption on a 38% decrease in revenues.

Net income decreased 64% to $42 million from $117 million in the second quarter of 2022. Diluted earnings per share of $1.94 decreased 59% compared to $4.79 for the second quarter of 2022.

"We are incredibly proud of our team's second-quarter efforts, particularly our working capital discipline in alignment with aggressive dealer inventory management by OEMs in the RV industry and our other markets calibrating to the challenging macroeconomic environment,” said Andy Nemeth, Chief Executive Officer. "Our results are a reflection of our team’s nimbleness, resilience, and ability to adapt to dynamic market conditions while also noting that last year's second-quarter earnings were the highest quarterly earnings in our Company's history. Our performance continues to reflect the benefits of our strategic diversification initiatives helping to stabilize our margins while positioning us to quickly pivot and leverage our highly variable cost structure when our markets rebound. Through continued prudent balance sheet management, we have reduced our inventories by $113 million from the end of 2022, and $184 million from the second quarter of 2022, generating significant cash flow and further enabling us to execute our strategy."

Jeff Rodino, President, said, "In partnership with our customers, our dedicated team members have strengthened Patrick’s ability to meet the challenges of the current environment without losing sight of the future. We continue to invest in the long-term development of our organization through the deployment of capital toward our goals of strategic diversification, operational excellence, and organic growth. We made further progress during the quarter through the acquisition of BTI Transport, which launched our Patrick Marine Transport brand, expanding our capabilities as a transportation provider to the Leisure Lifestyle markets.”

Second Quarter 2023 Revenue by Market Sector (compared to Second Quarter 2022 unless otherwise noted)
RV (42% of Revenue)
•Revenue of $384 million decreased 54% while wholesale RV industry unit shipments declined 44%.
•Content per wholesale RV unit (on a trailing twelve-month basis) increased 6% to $5,051.

Marine (29% of Revenue)
•Revenue of $268 million decreased 8% while estimated wholesale powerboat industry unit shipments decreased 19%.
•Estimated content per wholesale powerboat unit (on a trailing twelve-month basis) increased 15% to $5,330.

Housing (29% of Revenue, comprised of Manufactured Housing ("MH") and Industrial)
•Revenue of $269 million decreased 23%; estimated wholesale MH industry unit shipments decreased 30%; total housing starts decreased 11%, with single-family housing starts decreasing 14% and multifamily housing starts decreasing 6%.
•Estimated MH content per wholesale MH unit (on a trailing twelve-month basis) increased 11% to $6,411.

Balance Sheet, Cash Flow and Capital Allocation
Cash provided by operations of $178 million in the first six months of 2023 improved by $104 million from $74 million in the first half of 2022 due to an improvement of more than $250 million in working capital monetization, partially offset by a $157 million reduction in net income. Purchases of property, plant and equipment totaled $16 million in the second quarter of 2023, reflecting continued investments in alignment with our strategic initiatives. On a trailing twelve-month basis, free cash flow through the second quarter of 2023 was $444 million, an increase of 169% compared to $165 million through the second quarter of 2022. Our long-term debt decreased approximately $117 million during the second quarter of 2023, principally due to net repayments on our revolving credit facility of $115 million.

We remained disciplined in allocating and deploying capital, returning approximately $18 million to shareholders in the second quarter of 2023, consisting of $8 million of opportunistic repurchases of approximately 125,200 common shares and $10 million of dividends.

Our total debt at the end of the second quarter was approximately $1.24 billion, resulting in a total net leverage ratio of 2.6x (as calculated in accordance with our credit agreement). Available net liquidity, comprised of borrowing availability under our credit facility and cash on hand, was approximately $607 million.

Business Outlook and Summary
"Our proven business model, strategic diversification across the leisure lifestyle and housing markets, disciplined inventory management, strong cash flow and solid balance sheet continue to position us to navigate the current macroeconomic environment and drive long-term value for our stakeholders," continued Mr. Nemeth. "While we acknowledge the current macroeconomic challenges and their impact on our business, we are optimistic about the future of the leisure lifestyle and housing markets. With implied RV dealer inventory levels continuing to decline in the second quarter, we are beginning to detect potential tailwinds building on the horizon in the RV industry. Strategically, we remain proactive, and our significant liquidity supports our ability to capitalize on emerging opportunities to enhance Patrick’s platform for growth."

Conference Call Webcast
Patrick Industries will host an online webcast of its second quarter 2023 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “For Investors,” on Thursday, July 27, 2023 at 10:00 a.m. Eastern Time. In addition, a supplemental earnings presentation can be accessed on the Company’s website, www.patrickind.com under “For Investors.”
About Patrick Industries, Inc.
Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multifamily housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, employing approximately 10,000 team members throughout the United States.
Use of Non-GAAP Financial Metrics
In addition to reporting financial results in accordance with U.S. GAAP, the Company also provides financial metrics, such as net leverage ratio, content per unit, net debt, free cash flow, earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, and available liquidity, which we believe are important measures of the Company's business performance. These metrics should not be considered alternatives to U.S. GAAP. Our computations of net leverage ratio, content per unit, net debt, free cash flow, EBITDA, adjusted EBITDA, and available liquidity may differ from similarly titled measures used by others. We calculate net debt by subtracting cash and cash equivalents from the gross value of debt outstanding. We calculate EBITDA by adding back depreciation and amortization, net interest expense, and income tax expense to net income. We calculate adjusted EBITDA by taking EBITDA and adding back stock-based compensation and loss on sale of property, plant and equipment and subtracting out gain on sale of property, plant and equipment. We calculate free cash flow by subtracting cash paid for purchases of property, plant and equipment from cash flow from operations. RV wholesale unit shipments are provided by the RV Industry Association. Marine wholesale unit shipments are Company estimates based on data provided by the National Marine Manufacturers Association. MH wholesale unit shipments are provided by the Manufactured Housing Institute. Housing starts are provided by the U.S. Census Bureau. You should not consider these metrics in isolation or as substitutes for an analysis of our results as reported under U.S. GAAP.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the effects of external macroeconomic factors, including adverse developments in world financial markets, disruptions related to tariffs and other trade issues, and global supply chain interruptions, including as a result of the current war in Ukraine; adverse economic and business conditions, including inflationary pressures, cyclicality and seasonality in the industries we sell our products; the effects of interest rate changes and other monetary and market fluctuations; the deterioration of the financial condition of our customers or suppliers; the ability to adjust our production schedules up or down quickly in response to rapid changes in demand; the loss of a significant customer; changes in consumer preferences; pricing pressures due to competition; conditions in the credit market limiting the ability of consumers and wholesale customers to obtain retail and wholesale financing for RVs, manufactured homes, and marine products; public health emergencies or pandemics, such as the COVID-19 pandemic; the imposition of, or changes in, restrictions and taxes on imports of raw materials and components used in our products; information technology performance and security to include our ability to deter cyberattacks or other information security incidents; any increased cost or limited availability of certain raw materials; the impact of governmental and environmental regulations, and our inability to comply with them; our level of indebtedness; the ability to remain in compliance with our credit agreement covenants; the availability and costs of labor and production facilities and the impact of labor shortages; inventory levels of retailers and manufacturers; the ability to manage working capital, including inventory and inventory obsolescence; the ability to generate cash flow or obtain financing to fund growth; future growth rates in the Company's core businesses; realization and impact of efficiency improvements and cost reductions; the successful integration of acquisitions and other growth initiatives; increases in interest rates and oil and gasoline prices; the ability to retain key executive and management personnel; the disruption of business resulting from natural disasters or other unforeseen events, and adverse weather conditions impacting retail sales.

There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, and in the Company's Forms 10-Q for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made.

Contact:
Steve O'Hara
Vice President of Investor Relations
oharas@patrickind.com
574.294.7511

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	July 2, 2023	June 26, 2022	July 2, 2023	June 26, 2022

NET SALES	$920,685	$1,475,693	$1,820,785	$2,817,868
Cost of goods sold	710,717	1,148,589	1,416,573	2,195,419
GROSS PROFIT	209,968	327,104	404,212	622,449

Operating Expenses:
Warehouse and delivery	36,031	44,047	71,876	85,216
Selling, general and administrative	78,540	90,485	160,941	166,045
Amortization of intangible assets	19,822	18,545	39,586	35,406
Total operating expenses	134,393	153,077	272,403	286,667

OPERATING INCOME	75,575	174,027	131,809	335,782
Interest expense, net	18,260	14,802	36,744	29,688
Income before income taxes	57,315	159,225	95,065	306,094
Income taxes	14,958	42,701	22,535	76,897
NET INCOME	$42,357	$116,524	$72,530	$229,197

BASIC EARNINGS PER COMMON SHARE	$1.97	$5.24	$3.36	$10.25
DILUTED EARNINGS PER COMMON SHARE	$1.94	$4.79	$3.28	$9.33

Weighted average shares outstanding - Basic	21,521	22,230	21,556	22,369
Weighted average shares outstanding - Diluted	21,787	24,444	22,151	24,655

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

	As of
(thousands)	July 2, 2023	December 31, 2022
ASSETS
Current Assets
Cash and cash equivalents	$33,911	$22,847
Trade receivables, net	206,777	172,890
Inventories	554,851	667,841
Prepaid expenses and other	38,324	46,326
Total current assets	833,863	909,904
Property, plant and equipment, net	363,261	350,572
Operating lease right-of-use assets	170,575	163,674
Goodwill and intangible assets, net	1,331,049	1,349,493
Other non-current assets	8,282	8,828
TOTAL ASSETS	$2,707,030	$2,782,471

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$7,500	$7,500
Current operating lease liabilities	46,224	44,235
Accounts payable	130,406	142,910
Accrued liabilities	123,000	172,595
Total current liabilities	307,130	367,240
Long-term debt, less current maturities, net	1,215,885	1,276,149
Long-term operating lease liabilities	127,612	122,471
Deferred tax liabilities, net	48,782	48,392
Other long-term liabilities	10,199	13,050
TOTAL LIABILITIES	1,709,608	1,827,302

TOTAL SHAREHOLDERS’ EQUITY	997,422	955,169

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,707,030	$2,782,471

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended
(thousands)
	July 2, 2023	June 26, 2022
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$72,530	$229,197
Depreciation and amortization	71,492	62,975
Stock-based compensation expense	7,946	10,244
Amortization of convertible notes debt discount	574	924
Other adjustments to reconcile net income to net cash provided by operating activities	2,404	(1,355)
Change in operating assets and liabilities, net of acquisitions of businesses	23,405	(227,689)
Net cash provided by operating activities	178,351	74,296
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, plant and equipment	(36,491)	(44,467)
Business acquisitions and other investing activities	(29,056)	(143,093)
Net cash used in investing activities	(65,547)	(187,560)
NET CASH FLOWS (USED IN) PROVIDED BY FINANCING ACTIVITIES	(101,740)	67,440
Increase (decrease) in cash and cash equivalents	11,064	(45,824)
Cash and cash equivalents at beginning of year	22,847	122,849
Cash and cash equivalents at end of period	$33,911	$77,025

PATRICK INDUSTRIES, INC.
Earnings Per Common Share

The table below illustrates the calculation for diluted share count which shows the dilutive impact of the adoption of ASU 2020-06 on our 1.00% Convertible Senior Notes due 2023, which were paid off in full at maturity in February 2023:

	Second Quarter Ended		Six Months Ended
(thousands except per share data)	July 2, 2023	June 26, 2022	July 2, 2023	June 26, 2022
Numerator:
Earnings for basic earnings per common share calculation	$42,357	$116,524	$72,530	$229,197
Effect of interest on potentially dilutive convertible notes, net of tax	—	481	162	939
Earnings for diluted earnings per common share calculation	$42,357	$117,005	$72,692	$230,136
Denominator:
Weighted average common shares outstanding - basic	21,521	22,230	21,556	22,369
Weighted average impact of potentially dilutive convertible notes	—	2,052	331	2,047
Weighted average impact of potentially dilutive securities	266	162	264	239
Weighted average common shares outstanding - diluted	21,787	24,444	22,151	24,655
Earnings per common share:
Basic earnings per common share	$1.97	$5.24	$3.36	$10.25
Diluted earnings per common share	$1.94	$4.79	$3.28	$9.33

PATRICK INDUSTRIES, INC.
Non-GAAP Reconciliation (Unaudited)

The following table reconciles net income to EBITDA and adjusted EBITDA:

	Second Quarter Ended		Six Months Ended
(thousands)	July 2, 2023	June 26, 2022	July 2, 2023	June 26, 2022
Net income	$42,357	$116,524	$72,530	$229,197
+ Depreciation & amortization	35,982	32,774	71,492	62,975
+ Interest expense, net	18,260	14,802	36,744	29,688
+ Income taxes	14,958	42,701	22,535	76,897
EBITDA	111,557	206,801	203,301	398,757
+ Stock based compensation	2,704	5,133	7,946	10,244
+ Loss (Gain) on sale of property, plant and equipment	123	(47)	100	(5,548)
Adjusted EBITDA	$114,384	$211,887	$211,347	$403,453

The following table reconciles cash flow from operations to free cash flow on a trailing twelve-month basis:

	Trailing Twelve Months Ended
(thousands)	July 2, 2023	June 26, 2022
Cash flow from operations	$515,793	$247,681
Less: purchases of property, plant and equipment	(71,907)	(82,926)
Free cash flow	$443,886	$164,755